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                        SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

         Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                 of the Securities Exchange Act of 1934

                        Commission File Number 0-26144

                 International Murex Technologies Corporation
           (Exact name of registrant as specified in its charter)

                            3075 Northwoods Circle
                        Norcross, Georgia 30071-1542
                                (770) 662-0660
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares, No Par Value
          (Title of each class of securities covered by this Form)

                               Not applicable
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]                   Rule 15d-6     [ ]
       Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: 2

     Pursuant to the requirements of the Securities Exchange Act of 1934, International Murex Technologies Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              INTERNATIONAL MUREX TECHNOLOGIES CORPORATION


DATE:  July 10, 1998          By:  /s/ Thomas D. Brown
                                   -----------------------------
                              Name:    Thomas D. Brown
                              Title:   Vice President